Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to the Registration Statement No. 811-4118 on Form N-1A of Fidelity Securities Fund, of our report dated September 12, 2003 appearing in the Annual Report to Shareholders of Fidelity Real Estate Income Fund for the year ended July 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
September 26, 2003